Exhibit 5

Execution Copy

July 29, 2008

Messrs.

L. Lowry Mays

Mark P. Mays, and

Randall T. Mays

200 East Basse Road

San Antonio, Texas 78209

Re: Side Letter Agreement

Dear Lowry/Mark/Randall:

This letter agreement relates to the Stockholders Agreement of even date herewith by and among CC Media Holdings, Inc., BT Triple Crown Merger Co., Inc., Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., L. Lowry Mays, Mark P. Mays, Randall T. Mays and the other parties thereto (the “Stockholders Agreement”).

The purpose of this letter agreement is to supplement the agreements of the undersigned parties that are contained in the Stockholders Agreement. Accordingly, the Company, Capital IV, Capital V, L. Lowry Mays, Mark P. Mays, Randall T. Mays and the other undersigned Executive Stockholders hereby agree, on behalf of themselves and their respective Permitted Transferees, heirs, representatives, successors and permitted assigns, as follows:

1. Whenever the term “Minimum Executive Holding Period” is used in the Stockholders Agreement in relation to L. Lowry Mays, Mark P. Mays or Randall T. Mays or any of their respective Permitted Transferees, that term will be deemed to mean the period commencing on the Closing Date and ending on the date that is the earlier of (a) the seventh anniversary of the Closing Date and (b) the third anniversary of the closing of the Qualified Public Offering.

2. Each of L. Lowry Mays, Mark P. Mays and Randall T. Mays will be treated as a “Qualifying Holder” for purposes of the Stockholders Agreement with respect to any period of time during which such Executive establishes to the reasonable satisfaction of the Company that such Executive is an “affiliate” of the Company (as that term is used in Rule 144), even if such Executive does not then hold Shares that represent at least 1% of the then outstanding shares of Common Stock and therefore would not otherwise then qualify as a “Qualifying Holder” for purposes of the Stockholders Agreement.

3. Section 7 of the Stockholders Agreement will not apply to L. Lowry Mays, Mark P. Mays or Randall T. Mays or any of their respective Permitted Transferees, including the respective undersigned Initial Executive Designee associated with such Executive. Instead, the agreements set forth in Exhibit A to this letter agreement, together with the capitalized terms used therein that are defined or referred to in Exhibit B to this letter agreement, will apply to each such Executive and each of such Executive’s Permitted Transferees as fully as though such agreements were contained in the Stockholders Agreement as Section 7 thereof and such capitalized terms were included with the terms defined or referred to in Section 12.2 thereof. Unless otherwise specified, references to Sections in this letter agreement or in either of the

Exhibits hereto are references to sections of the Stockholders Agreement (which, for purposes of this sentence, will be deemed to contain, in Section 7 thereof, the agreements set forth in Exhibit A to this letter agreement and, in Section 12.2 thereof, the capitalized terms used in such Exhibit or defined in Exhibit B to this letter agreement).

4. This letter agreement applies only to the undersigned parties hereto and does not apply to, and is not to be construed as applying to, any other current or any future stockholder of the Company (whether as an amendment or modification of the Stockholders Agreement under Section 11.2 thereof, or otherwise), except for the respective Permitted Transferees of the undersigned Investors and Executive Stockholders that become party to the Stockholders Agreement in accordance with its terms.

5. Except to the extent supplemented by this letter agreement or supplemented or otherwise modified by any subsequent written agreement of the undersigned parties hereto, the terms of the Stockholders Agreement will apply to each of the undersigned parties to this letter agreement as set forth therein. Capitalized terms that are used in this letter agreement and/or in any Exhibit to this letter agreement, but that are not defined in this letter agreement or in either of those Exhibits, have the respective meanings given to those terms in the Stockholders Agreement as in effect on the date hereof.

6. This letter agreement may not be orally amended, modified, extended or terminated, nor shall any purported oral waiver of any of its provisions be effective. This letter agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, but only by an agreement in writing signed by the Company, a Requisite Capital IV Majority and each of the undersigned Executives who would be affected thereby. No amendment, modification, extension or termination of Section 7 of the Stockholders Agreement, or any waiver of any of the provisions thereof, will apply to any of the undersigned Executives, each of whose rights and obligations with respect to the subject matters of that Section are contained entirely in this letter agreement and the Exhibits hereto, each as amended, modified, extended, terminated or waived from time to time in accordance with this paragraph.

7. This letter agreement is being entered into concurrently with the Stockholders Agreement and, like the Stockholders Agreement, will not become effective until the consummation of the Merger. If the Stockholders Agreement is terminated in accordance with its terms, this letter agreement will terminate automatically. If any of the undersigned parties withdraws from the Stockholders Agreement in accordance with its terms, that party will be deemed to have simultaneously withdrawn from this letter agreement without the need for any further action on part of that party or any of the other undersigned parties. No termination (in whole or in part) of, or withdrawal from, this letter agreement shall relieve any of the undersigned parties of liability for any breach by that party prior to such termination or withdrawal.

8. No provision in this letter agreement will give, or be construed to give, any legal or equitable rights hereunder to any Person other than the undersigned parties hereto and their respective heirs, representatives, successors and permitted assigns.

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9. Sections 12.1, 13.1, 13.2, 13.4, 13.5, 13.6, 14.1, 14.2 and 14.3 of the Stockholders Agreement are hereby made part of this letter agreement as if each of those sections of the Stockholders Agreement were set forth herein, mutatis mutandis.

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If you agree with us that this letter agreement correctly reflects the terms of the agreements that the Company, Capital IV, Capital V, L. Lowry Mays, Mark P. Mays, Randall T. Mays and the Initial Executive Designees intend to have supplement their agreements in the Stockholders Agreement, then please kindly acknowledge the same by signing in the space provided below.

Sincerely,

CC MEDIA HOLDINGS, INC.

By:	/s/ Scott M. Sperling
Name: Scott M. Sperling
Title: President

CLEAR CHANNEL CAPITAL IV, LLC

By:	/s/ Edward J. Han
Name: Edward J. Han
Title: Vice President

CLEAR CHANNEL CAPITAL V, L.P.

By:	CC Capital V Manager, LLC, its general partner

By:	/s/ Edward J. Han
Name: Edward J. Han
Title: Vice President

[SIGNATURE PAGE TO LETTER AGREEMENT]

MAYS EXECUTIVES

L. LOWRY MAYS

/s/ L. Lowry Mays

MARK P. MAYS

/s/ Mark P. Mays

RANDALL T. MAYS

/s/ Randall T. Mays

[SIGNATURE PAGE TO LETTER AGREEMENT]

LLM PARTNERS, LTD.

By:	LL MAYS MANAGEMENT, LLC

By:	/s/ L. Lowry Mays
Name: L. Lowry Mays
Title: Authorized Person

MPM PARTNERS, LTD.

By:	MP MAYS MANAGEMENT, LLC

By:	/s/ Mark P. Mays
Name: Mark P. Mays
Title: Authorized Person

RTM PARTNERS, LTD.

By:	RT MAYS MANAGEMENT, LLC

By:	/s/ Randall T. Mays
Name: Randall T. Mays
Title: Authorized Person

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